                                                               Exhibit (A)(8)(d)



                        MASTER ADMINISTRATION AGREEMENT



                                    between



                            McCamish Systems, L.L.C.



                                      and



    The Manufacturers Life Insurance Company (U.S.A.) and its subsidiaries, including, but not limited to
              The Manufacturers Life Insurance Company of America
            and The Manufacturers Life Insurance Company of New York



                         dated as of _________ __, 1998

                                TABLE OF CONTENTS


SECTION 1   Definitions ...................................................   1
   1.01     Books and Records .............................................   1
   1.02     Case ..........................................................   2
   1.03     End User ......................................................   2
   1.04     Effective Date ................................................   2
   1.05     Initial Term ..................................................   2
   1.06     Policy Administration Services ................................   2
   1.07     Plan Administration Services ..................................   3
   1.08     Policies ......................................................   3
   1.09     Products ......................................................   3
   1.10     Participants ..................................................   3

SECTION 2   Term ..........................................................   3

SECTION 3   Policy or Plan Administration .................................   3
   3.01     Administrative Services .......................................   4
   3.02     Performance Criteria ..........................................   4
   3.03     Authorized Personnel ..........................................   4
   3.04     Records .......................................................   4

SECTION 4   Fees and Expenses .............................................   5
   4.01     Administration Fees ...........................................   5
   4.02     Expenses ......................................................   5
   4.03     System Enhancements ...........................................   6
   4.04     Payment .......................................................   6

SECTION 5   Representations and Warranties of McCamish ....................   7

SECTION 6   Representations and Warranties of Company .....................   8
   7.01     Independent Contractor ........................................   9
   7.02     Confidentiality and Disclosure ................................   9
   7.03     Indemnification ...............................................  11
   7.04     Arbitration ...................................................  12
   7.05     Compliance ....................................................  12

   7.06     Actions .......................................................  13
   7.07     Records .......................................................  14
   7.08     Audit .........................................................  14
   7.09     Security of Operations ........................................  14
   7.10     Insurance Coverage ............................................  14

SECTION 8   Termination of Agreement ......................................  15
   8.01     By Mutual Agreement ...........................................  15
   8.02     By Non-renewal ................................................  15
   8.03     For Cause .....................................................  15

SECTION 9   Assignment ....................................................  16
   9.01     Assignment by Company .........................................  16
   9.02     Assignment by McCamish ........................................  16

SECTION 10  Miscellaneous .................................................  16
  10.01     Governing Law .................................................  16
  10.02     Notices .......................................................  16
  10.03     Entire Agreement ..............................................  17
  10.04     Binding Effect ................................................  17
  10.05     Severability ..................................................  17
  10.06     No Third Party Beneficiaries ..................................  18
  10.07     Headings ......................................................  18
  10.08     Counterparts ..................................................  18
  10.09     Waiver ........................................................  18
  10.10     Construction ..................................................  18
  10.11     Taxes .........................................................  19

                               TABLE OF EXHIBITS


  A      Policy Administration Services

  B      Plan Administration Services

  C      Performance Criteria

  D      Fee Schedule

  E      Products

  F      Schedule of Authorized Personnel

  G      Insurance Coverage

  H      Sample Escrow Agreement

  I      Sample Software License Agreement for Escrow Agreement

  K      Sample Software License Agreement

  L      Schedule of Authorized Personnel

                         MASTER ADMINISTRATION AGREEMENT



         This MASTER ADMINISTRATION AGREEMENT is made and entered into as of the __ day of _________, 1998, by and among McCamish Systems, L.L.C., a Georgia limited liability company, having its principal address and place of business at 6425 Powers Ferry Road, Third Floor, Atlanta, Georgia, 30339 (hereinafter referred to as "McCamish"); and, The Manufacturers Life Insurance Company (U.S.A.) and its subsidiaries, including, but not limited to The Manufacturers Life Insurance Company of America and The Manufacturers Life Insurance Company of New York, a stock company registered under the laws of the state of Michigan, having its principal place of business at 200 Bloor Street East, Toronto, Ontario, Canada (hereinafter collectively referred to as "Manulife (U.S.A.)").



                              W I T N E S S E T H:



         WHEREAS, the parties hereto desire to enter into this Agreement to provide for the provision by McCamish, as an independent subcontractor, of insurance policy administration services and non-qualified plan administration services to Manulife (U.S.A.) on the terms and conditions hereinafter set forth,

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:



SECTION 1   DEFINITIONS.

         As used in this Agreement, the following terms shall have the meaning set forth:

         1.01 BOOKS AND RECORDS. "Books and Records" means all books and records in the possession or control of McCamish that contain information related to the Policies (defined in Section 1.09 below) and Participants Policies (defined in Section 1.11 below), including without limitation, to the extent any of the following exist, (i) hard copy and microfiche records; (ii) all paper files; (iii) all electronic images; (iv) all computer data files; (v) all correspondence between

McCamish and owners of Policies; (vi) administrative records; (vii) claim records; (viii) sales records; (ix) reinsurance records, (x) underwriting records and (xi) accounting records; provided, however, that Books and Records shall not include any of McCamish's internal documentation of its own programs, systems and procedures or any of McCamish's books and records which are not directly related to the Policies.

         1.02 CASE. "Case" means a group of Policies that have a common owner and payor, have a common corporate objective, and/or a group of Participants that are part of a common benefit plan.

         1.03 CPI INDEX. "CPI Index" means the Consumer Price Index - All Urban Consumers, Metropolitan Atlanta, Georgia, Area, Services (1982 to 1984 =
100), as published by the United States Bureau of Labor Statistics; provided, however, that if such Consumer Price Index shall cease to be published or issued, Manulife (U.S.A.) and McCamish shall agree on a reasonable substitute therefor.

         1.04 END USER. "End User" means a party for whom Manulife (U.S.A.) has agreed to provide Plan Administration Services which are the subject of this Agreement.

         1.05 EFFECTIVE DATE. "Effective Date" means the date stated in the first paragraph of this Agreement.

         1.06 INITIAL TERM. "Initial Term" means the five (5) year period commencing on the Effective Date of this Agreement and ending at 11:59 p.m. on the day prior to the fifth anniversary of the Effective Date.

         1.07 POLICY ADMINISTRATION SERVICES. "Policy Administration Services" means the services set forth in EXHIBIT A attached hereto and designated as "Policy Administration Services".

         1.08 PLAN ADMINISTRATION SERVICES. "Plan Administration Services" means the services set forth in EXHIBIT B attached hereto and designated as "Plan Administration Services".

         1.09 POLICIES. "Policies" means, collectively, the insurance policies included within one of the Products and "Policy" means any one of the Policies.

         1.10 PRODUCTS. "Products" means the insurance products described in Exhibit E attached hereto and made a part hereof. A "Product" is limited to a single policy form of an insurance company. Exhibit E may be amended during the Term by mutual written agreement of the parties hereto.

         1.11 PARTICIPANT. "Participant" means, collectively, the individuals included within a non-qualified benefit plan for which service is provided under terms of this Agreement.

SECTION 2    TERM.

         2.01 TERM. This Agreement shall commence on the Effective Date and shall continue in effect for the Initial Term; thereafter this Agreement shall continue in full force and effect from year to year until terminated as herein provided, each such additional year being an "Additional Term" of this Agreement. The Initial Term and any Additional Terms hereunder are herein collectively referred to as the "Term".

         2.02 CONVERSION OPTION. At any time after the first year of this Agreement, Manulife (U.S.A.) may, at its sole option, choose to convert this Agreement to a software system license agreement on substantially the terms and conditions set out in Exhibit K, attached hereto. The license fees shall be based on McCamish's then current fee schedule.


SECTION 3   ADMINISTRATION SERVICES.

         3.01 ADMINISTRATION SERVICES. During the Term, McCamish shall perform Policy Administration Services. At its option, Manulife (U.S.A.) can request, in writing, for McCamish to perform Plan Administration Services for an individual Case. Policy Administration Services and Plan Administration Services are collectively sometimes referred to as the "Administration Services".

         3.02 PERFORMANCE CRITERIA. The manner and method of performing Administration Services is set forth in EXHIBIT C.

         3.03 AUTHORIZED PERSONNEL. At any time McCamish may apply to a person indicated on the "Schedule of Authorized Personnel", attached hereto as EXHIBIT F, as a person authorized to give instructions under this section with respect to any matter arising in connection with this Agreement. McCamish shall not be liable for, and shall be indemnified and held harmless by Manulife (U.S.A.) against any loss, cost, damage or expense arising from, any action taken or omitted by McCamish to the extent McCamish can demonstrate that the action or omission was taken or omitted in good faith in reliance upon such instruction.

         Manulife (U.S.A.) may at any time provide McCamish with written notice of any change of authority of persons authorized and enumerated in EXHIBIT F to provide McCamish with instructions or directions relating to services to be performed by McCamish under this Agreement.

         The McCamish employees listed on Exhibit L attached hereto, shall be the sole authorized individuals in the performance of the Policy Administration Services and Plan Administration Services and any other services or matters arising under this Agreement. This list and any changes thereto shall be approved in writing by Manulife (U.S.A.) prior to any performance hereunder. McCamish shall provide Manulife (U.S.A.) with written notice of any change to Exhibit L. Manulife (U.S.A.) reserves the right to review and approve any change to Exhibit L prior to the implementation of such change.

         3.04 RECORDS. During the Term, McCamish shall keep true and correct Books and Records relating to the performance of all Administration Services hereunder. McCamish shall deliver the Books and Records and copies thereof to Manulife (U.S.A.) both in hard copy and in machine readable form, if so requested by Manulife (U.S.A.), within thirty (30) days upon termination of this Agreement. Anything herein to the contrary notwithstanding, McCamish shall be allowed to make and retain copies of the Books and Records, at its own expense, upon termination of this Agreement. It is acknowledged and agreed that any such Books and Records may be maintained on magnetic media, electronic media, microfiche, CD and other non-paper media. It is acknowledged and agreed that the copies of the Books and Records retained by McCamish on termination of this agreement shall be sealed and shall only be used for such purposes required by law.



SECTION 4    FEES AND EXPENSES.

         4.01     ADMINISTRATION FEES.

         (a) During the Initial Term of this Agreement, provided that a minimum of one (1) policy has been entered into the System, Manulife (U.S.A.) shall pay to McCamish, as compensation for all Administration Services rendered pursuant to this Agreement, the amounts set forth on EXHIBIT D. In no event, except as provided below, will the fees payable by Manulife (U.S.A.) to McCamish hereunder be less than the fees determined by the application of the Minimum Charges set forth on EXHIBIT D.



         (b) At least one hundred and eighty (180) days prior to the end of the Initial Term or any Additional Term, McCamish shall provide Manulife (U.S.A.) with a schedule of compensation for Administrative Services, such fees and charges as shall be agreed to by the parties and attached hereto as an amended EXHIBIT D prior to commencement of such Additional Term. For each Additional Term of this Agreement, Manulife (U.S.A.) shall pay to McCamish, as compensation for all Administration Services rendered pursuant to this Agreement, such fees and charges.



         4.02 EXPENSES. Manulife (U.S.A.) will promptly reimburse McCamish for all reasonable out-of-pocket expenses incurred by McCamish in the performance of this Agreement. Out-of-pocket expenses include, but are not limited to the following:

         (a)      Travel related costs for travel requested by Manulife
                  (U.S.A.).

         (b) Postage and forms cost of special mailings requested by Manulife (U.S.A.),

         (c) Charges for telephone line(s) dedicated to service of Manulife (U.S.A.) customers, agents and brokers.

         (d) Charges for dedicated voice/data lease line(s) providing wide area network access from Manulife (U.S.A.) site(s) to McCamish site(s).

         4.03 SYSTEM ENHANCEMENTS. Requests by Manulife (U.S.A.) for enhancements to systems or procedures for support of new products or new functional capabilities will be performed and billed by McCamish to Manulife (U.S.A.) on a time and expense basis at the then current rates in effect. McCamish agrees that any increase in consulting rates shall not exceed the percentage increase in the Consumer Price Index, Urban Consumers, Metropolitan Atlanta, Georgia Area, Services (1982-1984=100) as published by the Bureau of Labor Statistics (the "CPI Index") since the last increase in consulting; provided, however, that if the CPI Index shall cease to be published during the term hereof, the parties shall agree on a reasonable substitute therefor. Such Manulife (U.S.A.) requests will be in writing. McCamish will provide, in writing, a design specification which will include a detailed description of the requested enhancement, an estimate of cost and an estimated implementation schedule. McCamish will undertake the project upon receipt of the signed acceptance of the design specification by Manulife (U.S.A.).

         4.04 PAYMENT. During the Term of this Agreement, Manulife (U.S.A.) shall pay McCamish within thirty (30) days of the date of McCamish's invoice. Late payments shall be subject to McCamish's standard late payment charges as set forth on McCamish's invoice.


SECTION 5  REPRESENTATIONS AND WARRANTIES OF MCCAMISH.

         McCamish hereby represents and warrants to Manulife (U.S.A.) as follows:

(a) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Georgia.

(b) It is empowered under applicable laws and by its articles of organization and operating agreement to enter into and perform the services contemplated in this Agreement.

(c) All requisite proceedings have been taken to authorize it to enter into and perform the services contemplated in, and execute and deliver, this Agreement.

(d) It has duly executed and delivered this Agreement and such execution and delivery nor the performance by it of any of its obligations under any Agreement will (i) violate any provision of its certificate of incorporation or by-laws, (ii) result in a violation or breach of, or constitute a default or an event of default under, any indenture, mortgage, bond or other contract, license, agreement, permit, instrument or other commitment or obligation to which it is a party or
         (iii) violate any law, rule or regulation of any governmental body, writ, judgment, injunction or court decree (collectively, "Laws") applicable to it or its business.

(e) It has all licenses, permits, registrations and other governmental approvals necessary or advisable for the performance of its obligations under this Agreement.

(f) Its business operations have been conducted, are now, and will continue to be in compliance in all material respects with all Laws.

(g) In its reasonable business judgment, it has the facilities, equipment and personnel necessary to carry out its duties and obligations under this Agreement.

(h) That the Software, as defined in Exhibit I attached hereto, is designed to be used prior to, during and after the year 2000 and that the Software will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. Without limiting the foregoing, McCamish also represents and warrants that the Software will not abnormally end or provide invalid or incorrect results as a result of date data and it has been designed to ensure year 2000 compatibility including, but not limited to, date data century recognition, calculations which accommodate same century and multi-century formulas and date values and date data interface values that reflect the century. The above warranty shall not be subject to any disclaimer or exclusion of warranties or to any limitation of McCamish's liability under this Agreement.


SECTION 6   REPRESENTATIONS AND WARRANTIES OF MANULIFE (U.S.A.).

         Manulife (U.S.A.) hereby represents and warrants to McCamish as follows:

         (a) It is a registered stock life insurance company organized and existing and in good standing under the laws of the State of Michigan.

         (b) It is empowered under the applicable laws and regulations and by its governing documents to enter into and perform this Agreement.

         (c) All requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

         (d) It has duly executed and delivered this Agreement and neither such execution and delivery nor the performance by it of any of its obligations under any Agreement will (i) violate any provision of its governing documents, (ii) result in a violation or breach of, or constitute a default or an event of default under, any indenture, mortgage, bond or other contract, license, agreement, permit, instrument or other commitment or obligation to which it is a party or (iii) violate any Law applicable to it or its business.



 SECTION 7   ADDITIONAL COVENANTS.


         7.01 INDEPENDENT CONTRACTOR. It is understood and agreed that all Administration Services performed hereunder by McCamish shall be performed solely for Manulife (U.S.A.) by McCamish in the capacity of an independent sub-contractor of Manulife (U.S.A.). Nothing contained herein shall be construed to create between McCamish and Manulife (U.S.A.) a partnership, joint venture, association or other legal entity or relationship other than that of independent sub-contractor.

         7.02     CONFIDENTIALITY AND DISCLOSURE.

         (a) Each Party ("Disclosing Party") may disclose to the other ("Recipient") certain proprietary and confidential information including, without limitation, policyholder information, procedures, Manulife (U.S.A.) customer lists, prospect lists, contracted broker and agent lists, and material related to policy design, pricing, filings, marketing and sales administration and systems information ("Information").

         (b) Recipient agrees to maintain, during the Term and thereafter, the Information of the Disclosing Party in confidence using at least the same degree of care as it uses in maintaining as secret its own trade secret, confidential and proprietary information, but always at least a reasonable degree of care.

         (c) Disclosing Party agrees that Recipient shall have no obligation under the provisions of this Section 7.02 with respect to any Information which:

                  1. is now or hereafter becomes publicly known other than through a breach hereof,

                  2. is disclosed to Recipient by a third party that Recipient reasonably believes is legally entitled to disclose such information,

                  3. is known by Recipient prior to its receipt of the Information, without any obligation of confidentiality with respect thereto,

                  4. subject to paragraph (g) below, is disclosed with the Disclosing Party's written consent,

                  5. is disclosed by the Disclosing Party to a third party without the same or similar restrictions as set forth herein,

                  6. is required to be disclosed by Recipient by a court of competent jurisdiction, administrative agency or governmental body, or by law, rule or regulation, or by applicable regulatory or professional standards,

                  7. is disclosed by Recipient in connection with any judicial or other legal proceeding involving this Agreement, or

                  8. subject to paragraph (g) below, is not identified or marked as "Confidential and Proprietary" as provided in paragraph (a).

         (d) Recipient shall use reasonable efforts to limit access to Information received from the Disclosing Party to only those personnel of Recipient who have need of such access for the performance of any obligation of Recipient under this Agreement.

         (e) Information shall be used by Recipient only for purposes of fulfilling its obligations under this Agreement.

         (f) Except as expressly provided in this Agreement, Disclosing Party grants no license, right or interest to Recipient under any copyrights, patents, trademarks, trade secrets or other property rights of Disclosing Party by reason of the disclosure of the Information.

         (g) Each party acknowledges that some Information may, under applicable law, be deemed to be confidential information of third parties (such as natural persons whose lives are insured under a Policy) and agrees to preserve the confidentiality of all Information which under applicable Law must be treated as confidential.

         The terms and conditions of this SECTION 7.02 shall survive the termination of this Agreement.

         7.03 INDEMNIFICATION. Each party shall indemnify and hold harmless the other party and its officers, directors, partners, principals, independent contractors, employees, member firms, subcontractors and affiliates and their respective personnel from and against any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorneys' fees and court costs), interest, penalties or other loss directly or indirectly arising out of, in connection with or with respect to any breach of this Agreement or any fraudulent, criminal, negligent and/or bad faith acts or omissions by such party or its officers, directors, partners, principals, independent contractors, employees, member firms, subcontractors and affiliates and their respective personnel under this Agreement.

         If a party is named in any lawsuit or other proceeding for which such party believes it may be entitled to indemnification hereunder (other than any action or proceeding described in Section 7.06), such party shall promptly give notice thereof to the other party, such notice to include a description in reasonable detail of such lawsuit or proceeding and the basis for such party's belief that it may be entitled to indemnification hereunder. The parties shall cooperate in all reasonable respects with each other in defending such lawsuit or proceeding. McCamish agrees not to settle any such lawsuit or proceeding without the written consent of Manulife (U.S.A.).

         The terms and conditions of this SECTION 7.03 shall survive the termination of this Agreement.

         7.04 ARBITRATION. In the event of any dispute between Manulife (U.S.A.) and McCamish with respect to the subject matter of this Agreement or the enforcement of rights hereunder, either party may, by written notice to the other, require such dispute or difference to be submitted to arbitration. This provision, however, shall not be applicable to any dispute that involves a claim by or against a Third Party. The arbitrator or arbitrators shall be selected by agreement of the parties or, if they cannot agree on an arbitrator or arbitrators within twenty (20) days after the notice of such party's desire to have the question settled by arbitration, then the arbitrator or arbitrators shall be selected by the American Arbitration Association (the "AAA") in Atlanta, Georgia. The determination reached, or award granted, in such arbitration shall be final and binding, to the extent not in violation of law or public policy, on all parties hereto. Enforcement of the arbitration award or determination may be sought in any court of competent jurisdiction. The arbitrators shall not be bound by judicial formalities and may abstain from following the strict rules of evidence. The parties hereby mutually instruct the arbitrators to limit the time and scope of discovery to the greatest extent practicable and request the arbitrators to provide a decision as rapidly as practicable, in each case consistent with the interests of justice, it being the intention of the parties that any arbitration under this Section 7.04 be commenced, conducted and completed, and a decision rendered, as rapidly as practicable. Pending such decision, each party will continue to perform its obligations under this Agreement. Unless otherwise agreed by the parties, any such arbitration shall be conducted in accordance with the rules of the AAA.

         In the event of any litigation or arbitration as provided under this Agreement, or the enforcement of rights hereunder, each party shall bear its own costs and expenses relating to such litigation or arbitration, including reasonable attorney's fees and expenses, unless otherwise provided by the arbitration award or determination. In no event shall the arbitrators have the right or authority to award consequential, incidental, indirect, special or punitive damages relating to this Agreement.

         The terms and conditions of this SECTION 7.04 shall survive the termination of this Agreement.

         7.05 COMPLIANCE. McCamish shall provide staff with the skills necessary to perform the Administration Services, as determined by McCamish using its reasonable business judgment. McCamish shall obtain and maintain for itself, all licenses necessary for performance under this Agreement.

         7.06     ACTIONS.

         (a) Each party (the "Notifying Party") shall promptly notify the other party of any threatened or pending lawsuit or governmental or regulatory agency inquiry or complaint relating to Policies of which the Notifying Party has actual knowledge and shall promptly transmit to such other party a copy of any applicable service of process or other instrument related to a court proceeding or any correspondence or other document transmitted to or from any governmental or regulatory agency relating to the Policies which shall be actually received by the Notifying Party.

         (b) McCamish shall make no response to any governmental or regulatory agency's inquiry or complaint relating to Policies without first obtaining MANULIFE (U.S.A.)'s approval and consent to the response to such inquiry or complaint; provided, however, that if MANULIFE (U.S.A.) fails to give its approval or consent or delays its approval or consent and such failure or delay would subject McCamish to any fine, penalty, liability or sanction, then McCamish may make a response.

         (c) Manulife (U.S.A.) reserves the right to control the defense of any litigation, threatened or pending, by or against it, or to respond on its own behalf to any governmental or regulatory agency's inquiry or complaint; provided, however, that if MANULIFE (U.S.A.) shall exercise this right in such a manner as shall subject McCamish to any fine, penalty, liability or sanction for failure to follow procedure, or otherwise in a manner which, in the reasonable opinion of McCamish or its legal counsel may have a material adverse effect on McCamish, then McCamish shall have the right to defend itself with counsel of its choice at its own expense.

         (d) McCamish reserves the right to control the defense of any litigation, threatened or pending, by or against it, or, subject to subsection (b) above, to respond on its own behalf to any governmental or regulatory agency's inquiry or complaint; provided, however, that if McCamish shall exercise this right in such a manner as shall subject MANULIFE (U.S.A.) to any fine, penalty, liability or sanction for failure to follow procedure, or otherwise in a manner which, in the reasonable opinion of MANULIFE (U.S.A.) or its legal counsel may have a material adverse effect on MANULIFE (U.S.A.), then MANULIFE (U.S.A.) shall have the right to defend itself with counsel of its choice at its own expense.

         (e) The parties shall cooperate with each other in responding to or defending any such lawsuit, threat, demand, inquiry, complaint, administrative or regulatory investigation or proceeding.

         7.07 RECORDS. Each party to this Agreement shall maintain, following the termination of this Agreement for any reason, its Books and Records with respect to business produced under this Agreement for such period of time as may be required by law. It is acknowledged and agreed that any such books and records may be maintained on magnetic media, electronic media, microfiche or other non-paper media.

         7.08 INSPECTION. Upon forty-eight (48) hours advanced notice to McCamish, Manulife (U.S.A.) will have the right under this Agreement to perform on-site inspection and analyses of the Books and Records in accordance with reasonable procedures and at reasonable frequencies. At the request of Manulife (U.S.A.), McCamish will make available to Manulife (U.S.A.) representatives of the appropriate regulatory agencies all reasonable requested Books and Records and access to operating procedures.

         7.09 SECURITY OF OPERATIONS. McCamish shall maintain such off-site backup of its systems, procedures, and Books and Records as Manulife (U.S.A.) may reasonably request. McCamish shall maintain at all times during the Term a disaster recovery capability materially consistent with that currently maintained by McCamish.

         7.10 INSURANCE COVERAGE. McCamish shall use its reasonable efforts to continue in effect the insurance coverages described in Exhibit G attached hereto provided that such coverage is available from a domestic insurance carrier at a reasonable cost to McCamish. McCamish shall not voluntarily cause any termination, reduction, or alteration of these coverages without 30 days prior written notice to Manulife (U.S.A.).


SECTION 8    TERMINATION OF AGREEMENT.

         8.01 BY MUTUAL AGREEMENT. This Agreement may be terminated or amended by mutual written agreement of the parties at any time.

         8.02 BY NON-RENEWAL. At least one hundred and eighty (180) days prior to the end of the Initial Term and any Additional Term hereof, either party may give the other notice if the party delivering such notice desires to change any term of this Agreement. If McCamish and Manulife (U.S.A.) do not agree in writing with respect to the matters described in such notice before the end of the Term during which such notice is given by McCamish, this Agreement shall terminate at the end of such Term.

         8.03 FOR CAUSE. If either of the parties hereto shall materially breach this Agreement or be materially in default hereunder (the Defaulting Party), the other party hereto may give written notice thereof to the Defaulting Party and if such default or breach shall not have been remedied within thirty
(30) days after such written notice is given, then the party giving such written notice may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. Termination of this Agreement by default or breach by a party shall not constitute a waiver of any rights of the other party in reference to services performed prior to such termination, rights to be reimbursed for out-of-pocket expenditures or any other rights such other party might have under this Agreement at law, in equity or otherwise. Material default under this Agreement includes, but is not limited to, the material breach of any provision of this Agreement, insolvency, a declaration of bankruptcy or an assignment for the benefit of creditors.


SECTION 9    ASSIGNMENT.

         9.01 ASSIGNMENT BY MANULIFE (U.S.A.). Manulife (U.S.A.) shall not, directly or indirectly, in whole or in part, assign any of its rights or obligations hereunder without the prior written consent of McCamish, which consent shall not be unreasonably withheld.

         9.02 ASSIGNMENT BY MCCAMISH. McCamish shall not directly or indirectly, in whole or in part, delegate its duties or assign its rights under this Agreement without the prior written consent of Manulife (U.S.A.), which consent shall not be unreasonably withheld.

SECTION 10   MISCELLANEOUS.

         10.01 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, without giving effect to the principles of conflicts of laws thereof.

         10.02 NOTICES. Any notice, consent, approval or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by facsimile transmission, overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, and addressed as follows:

         (a)      If to McCamish:

                           McCamish Systems, L.L.C.
                           6425 Powers Ferry Road
                           Third Floor
                           Atlanta, GA 30339
                           Attention: President
                           Facsimile Number: (770) 690-1800

         (b)      If to Manulife (U.S.A.):

                           The Manufacturers Life Insurance Company (U.S.A.), for it and its subsidiaries including, but not limited to The Manufacturers Life Insurance Company of America and The Manufacturers Life Insurance Company of New York
                           200 Bloor Street East
                           Toronto, ON
                           Attention: Maureen Beechinor
                           Facsimile Number: (416) 926-5353

         Any such notice shall be deemed given when so delivered (in the case of personal delivery or overnight courier service) or sent by facsimile transmission or, if mailed, upon receipt as evidenced by the return receipt. If the address of any party hereunto is changed, written notice of such change shall be given to the other party, in accordance with this Section, and said new address shall be used for purposes of this Agreement.

         10.03 ENTIRE AGREEMENT. This Agreement, the Exhibits which are attached hereto and made a part hereof, and the documents executed pursuant hereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and no representation, warranty, covenant or agreement not embodied herein or therein, oral or otherwise, shall be of any force or effect whatsoever with respect to the subject matter hereof or thereof. Further, no change, amendment or modification of this Agreement shall be effective unless in writing and signed by both parties hereto.

         10.04 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         10.05 SEVERABILITY. In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

         10.06 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

         10.07 HEADINGS. The Section headings of this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

         10.08 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which will constitute one and the same document.

         10.09    WAIVER.

         (a) A waiver of any default or breach hereunder granted by any party hereto shall not constitute a waiver by such party of any other default or breach or a waiver by such party of the same default or breach at a later time. Further, to be effective, any such waiver must be in writing and be signed by the party granting such waiver.

         (b) Subject to the last sentence of Section 10.09(a), the forbearance or neglect by Manulife (U.S.A.) or McCamish to insist upon strict compliance with any of the provision of this Agreement, or to declare a forfeiture or termination, shall not be construed as a waiver of any right or privilege hereunder. No waiver of any right or privilege arising from any default or failure of performance hereunder shall affect the rights or privileges of either party in the event of a further default or failure of performance hereunder.

         10.10 CONSTRUCTION. All parties hereto have participated, directly or indirectly, in the negotiations and preparation of this Agreement. In no event shall this Agreement be construed more or less stringently against any party hereto by reason of either party being construed as the principal drafting party hereto.

         10.11 TAXES. All sales, use, excise or other similar taxes or duties which may be or become payable on account of goods or services provided hereunder shall be payable by Manulife (U.S.A.) to McCamish Systems upon the receipt by Manulife (U.S.A.) of McCamish Systems' invoice therefor. In lieu of paying such taxes, Manulife (U.S.A.) may provide McCamish Systems with a tax exemption certificate acceptable in form and substance to the appropriate taxing authorities.

         10.12 SOFTWARE ESCROW AGREEMENT. As soon as is practicable after the execution of this Agreement, (i) the parties hereto shall execute and deliver an Escrow Agreement substantially in the form of Exhibit H attached hereto and made a part hereof (the "Escrow Agreement") for the purpose of protecting Manulife (U.S.A.) in the event of a breach of this Agreement by McCamish or the termination of this Agreement by Manulife (U.S.A.) for Cause, pursuant to Section 8 hereof, prior to the end of the Term; and (ii) upon execution of the Escrow Agreement by all parties thereto, McCamish shall deposit with the Escrow Agent a copy of the Software to be held in accordance with the terms and conditions of the Escrow Agreement.

         10.13 SOFTWARE LICENSE IN ESCROW. As soon as is practicable after execution of the Escrow Agreement, the parties hereto shall execute and deliver to the Escrow Agent, to be held in accordance with the terms and conditions of the Escrow Agreement, a License Agreement substantially in the form of Exhibit I attached hereto and made a part hereof (the "License Agreement"), which shall provide that in the event the Software shall be released by the Escrow Agent to Manulife (U.S.A.), upon the occurrence of a Release Event (as defined in the Escrow Agreement), but only in such event, McCamish grants to Manulife (U.S.A.), effective upon receipt of the Software from the Escrow Agent, a license to use the Software (and such modifications, enhancements, improvements, updates, corrections or changes as Manulife (U.S.A.) shall elect to make to the Software) (the "Software License") for a period of twenty-four months following the termination of this Agreement, solely on the terms and conditions of the License Agreement. At the expiration of the license term, the Manulife (U.S.A.) shall have no further rights with respect to the Software.



         IN WITNESS WHEREOF, the parties hereto have caused this Administration Agreement to be executed and delivered by their duly authorized partners and officers, all as of the date first above written.




McCamish Systems, L.L.C.



By:___________________________



Manulife (U.S.A.)



By:___________________________